Right to Conversion Agreement

THIS RIGHT TO CONVERSION AGREEMENT (this "Agreement") is made and entered into as of June 21, 2024, between Clean Energy Technologies, Inc. a corporation incorporated in Nevada and having its address at 1340 Reynolds Ave. #120 Irvine, CA 92614, USA ("CETY") and AMEC Business Advisory Pte. Ltd., a company incorporated in Singapore with Corporation number 202314057D and having its registered office at 13 Stamford Road #02-11, Singapore 178905 ("AMEC").

Recitals

WHEREAS, CETY is an owner of Vermont Renewable Gas, LLC, a Vermont limited liability company ("VRG") and whereas VRG and FPM Development, LLC, a Nevada limited liability company and Evergreen Credit Facility I, LLP, a Nevada limited liability partnership (together, the lender to VRG under said loan agreement) may enter into a loan agreement to provide $12,000,000.00 in financing capital to VRG;

WHEREAS, AMEC may assume or acquire up to 50% of the loan agreement referenced in the preceding paragraph;

AND WHEREAS,

AMEC seeks the option to convert 10% of the amount of the total financing capital disbursed under the separate loan agreement mentioned above, in addition to a pro-rata portion of the 30% conversion right under the separate loan agreement. This pro-rata portion shall be equivalent to the percentage of the loan amount assumed by AMEC of the total financing capital disbursed under the loan agreement referenced in the first paragraph. The conversion will be into common stock in CETY.

NOW, THEREFORE in consideration of the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Conversion Right

Upon receipt of notice by AMEC, CETY shall within fifteen (15) days issue common stock in CETY (NASDAQ) to AMEC. Such common stock shall be equal to 10% of the entire total financing capital disbursed under the separate loan agreement, in addition to a pro-rata portion of the 30% conversion right under the separate loan agreement. This pro-rata portion shall be equivalent to the percentage of the financing amount assumed by AMEC of the total financing capital disbursed under the loan agreement referenced in the first paragraph. The conversion will be into common stock in CETY. Said conversion shall be demonstrated in AMEC's notice of intent to convert to CETY. In the event if AMEC does not assume any of the financing, AMEC shall then reserves its

right to convert 10% of the total financing amount as set forth in the Cooperation Agreement dated February 21, 2024.

2. DISPUTE RESOLUTION

2.1 Any disputes arising out of this Agreement shall be resolved through arbitration in Nevada in accordance with the rules of the American Arbitration Association.

2.2 The Parties hereby irrevocably waive, to the fullest extent permitted under Applicable Law the right to a trial by jury in any legal proceeding arising out of or related to this Agreement or by the transactions contemplated hereby or thereby.

3. CONFIDENTIALITY

3.1 The parties agree to maintain the confidentiality of the terms and any sensitive information that were disclosed during negotiation of this Agreement.

4. GOVERNING LAW

4.1 This Agreement shall be interpreted, governed by, and construed in accordance with the laws of the State of Nevada.

5. PARTIES THAT ARE NOT INDIVIDUALS

5.1 If any Party to this agreement is other than an individual (i.e. a corporation, a Limited Liability Company, a Partnership, or a Trust), said Party, and the individual signing on behalf of said Party hereby represents and warrants that all steps and actions have been taken under the entity's governing instruments to authorize the entry into this Agreement.

6. INTEGRATION

6.1 This Agreement, including the annexes mentioned in the body of the Agreement as incorporated by reference, sets forth the entire agreement between the Parties with regard to the subject matter hereof. All prior agreements, representations, and warranties, express or implied, oral or written with respect to any of the subject matter hereof, are superseded by this agreement. This is an integrated agreement.

7. SEVERABILITY

7.1 In the event any provision of this Agreement is deemed to be void, invalid, or unenforceable, that provision shall be severed from the remainder of this Agreement so as not to cause the invalidity or unenforceability of the remainder of the Agreement. All remaining provisions of this Agreement shall then continue in full force and effect. If any provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope and breadth permitted by law.

8. MODIFICATION

8.1 Except as otherwise provided in this document, the Agreement may be modified, superseded, or voided only upon written and signed Agreement by the Parties. Further, the physical destruction or loss of this document shall not be construed as a modification or termination of the Agreement as contained herein.

9. Notices

9.1 Any notice required or permitted by the Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or seventy-two (72) hours after being deposited in the U.S. mail, as certified or registered mail with postage prepaid in the case of CETY to 1340 Reynolds Ave. #120, Irvine, CA 92614, USA and, in the case of AMEC, to 13 Stamford Road #02-11, Singapore 178905. The addresses for such notices and communications may be changed in writing hereafter, in the same manner for notices as provided herein, by either CETY or AMEC.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Clean Energy Technologies, Inc.

By: /s/ Kambiz Mahdi
Name: Kambiz Mahdi
Title: Chief Executive Officer

Address: 1340 Reynolds Ave. Unit 120 Irvine, CA 92614

AMEC Business Advisory Pte. Ltd.

By: /s/ Alexis Wong
Name: Alexis Wong
Title: CEO

Address: 13 Stamford Road #01-11, Singapore 178905